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                                  EXHIBIT 23
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                                                                      EXHIBIT 23



The Board of Directors
America First Eureka Holdings Inc.:

We consent to the inclusion of our report dated January 27, 1997, except as to note 24 to the consolidated financial statements which is as of May 8, 1997, with respect to the consolidated balance sheets of America First Eureka Holdings, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in Form 8-K of Bay View Capital Corporation dated June 23, 1997.


/s/  KPMG Peat Marwick, LLP


San Francisco, California
June 23, 1997